Exhibit 10.5

EXECUTION COPY

DATED 5 JUNE 2000

MBNA INTERNATIONAL BANK LIMITED
as Borrower

MBNA AMERICA BANK, N.A.
as Guarantor

BANK ONE, NA
as Lead Arranger

BANK OF AMERICA N.A.
LLOYDS TSB BANK PLC
THE ROYAL BANK OF SCOTLAND PLC
and
WESTDEUTSCHE LANDESBANK GIROZENTRALE
as Co-Arrangers

LLOYDS TSB BANK PLC
As Agent

and

THE FINANCIAL INSTITUTIONS
referred to herein as Banks

£325,000,000
MULTICURRENCY REVOLVING CREDIT AND
STERLING ACCEPTANCE FACILITY AGREEMENT

ALLEN & OVERY	for the Arrangers and Banks

30.	The Agent, The Arrangers And The Banks	47

31.	Benefit Of Agreement	50

32.	Assignments And Transfers By The Borrower	50

33.	Assignments And Transfers By Banks	50

34.	Disclosure Of Information	52

35.	Calculations And Evidence Of Debt	53

36.	Remedies And Waivers	54

37.	Counterparts	54

38.	Amendments	54

39.	Partial Invalidity	55

40.	Notices	55

41.	Economic And Monetary Union	56

42.	Law	56

43.	Jurisdiction	56

THIS AGREEMENT is made on 5 June 2000
BETWEEN

(1)	MBNA INTERNATIONAL BANK LIMITED (the “Borrower”);

(2)	MBNA AMERICA BANK, N.A. (the “Guarantor”);

(3)	BANK ONE, NA (the “Lead Arranger”);

(4)	BANK OF AMERICA N.A., LLOYDS TSB BANK plc, THE ROYAL BANK OF SCOTLAND plc and WESTDEUTSCHE LANDESBANK GIROZENTRALE (the “Co-Arrangers”, together with the Lead Arranger, the “Arrangers”);

(5)	LLOYDS TSB BANK plc (the “Agent”); and

(6)	THE FINANCIAL INSTITUTIONS named in Schedule 1 (The Banks) (the “Banks”).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

"Acceptance Commission” means, in respect of a Bill, an amount in Sterling calculated at the Acceptance Commission Rate on the face amount of such Bill and for a period equal to the Tenor of such Bill.

"Acceptance Commission Rate” means 0.275 per cent. per annum.

"Advance” means, save as otherwise provided herein, an advance made or to be made by the Banks hereunder.

"Available Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, its Commitment at such time less the Sterling Amount of its participation in any outstanding Advances and/or Bills and in the case of a proposed Utilisation of the Facility only, so as to take into account:

(a)	any reduction in the Commitment of a Bank which will occur prior to the commencement of, or during the Term or Tenor relating to the proposed Utilisation;

(b)	the Sterling Amount of its participation in any Advances and/or Bills that are due to be made on or before the proposed Utilisation Date; and

(c)	the Sterling Amount of that Bank’s participation in any Advances and/or Bills that are due to be repaid or prepaid or any Bills that are due to mature on or before the proposed Utilisation Date.

"Available Facility” means, at any time, the aggregate amount of the Available Commitments at such time.

"Bill” means an Eligible Bill accepted, or to be accepted, by a Bank pursuant to this Agreement.

"Committed Currencies” means Sterling, United States Dollars and Euros.

"Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name in Schedule 1 (The Banks).

"Default” means an Event of Default or an event which, with the giving of notice, lapse of time or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

"Eligible Bank” means a lender whose acceptance of a bill of exchange would, if the bill of exchange was otherwise eligible, make the bill of exchange eligible for rediscount at the Bank of England.

"Eligible Bill” means a Sterling bill of exchange eligible for discount at the Bank of England.

"Eligible Bill Rate” means, in relation to a utilisation of the Facility by way of Bills, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering as of 11:00 a.m. on the relevant Utilisation Date to purchase Eligible Bills with a tenor equivalent to that of the Bills to be accepted.

"Eligible Receivables” means, on any date, the aggregate of:

(a)	any Receivables which are owned by any member of the Group on such date to the extent they are or would be reflected on a consolidated balance sheet of the Borrower, prepared in accordance with accounting principles generally accepted in England and Wales and consistently applied; and

(b)	any Transferor’s Retained Interests on such date,

in each case, other than any such Receivables or Transferors’ Retained Interests which are (a) in accounts (or, in the case of the Transferors’ Retained Interests, represent indirect interests in Receivables in accounts) that are treated by the relevant member of the Group as non-accruing or that have balances ninety days or more past due, (b) represent the Financed Portion of Receivables subject to a Securitisation or (c) are otherwise subject to an encumbrance.

"EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

"EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

"Event of Default” means any of those events specified in Clause 21.1.

"Existing Facility” means the £300,000,000 multicurrency revolving credit facility agreement originally dated 25 October 1995 (as amended and restated on 11 October 1996) between, inter alia, MBNA International Bank Limited as borrower, The First National Bank of Chicago as agent and the financial institutions defined therein as banks.

"Facility” means the multicurrency revolving credit and Sterling acceptance facility granted to the Borrower in this Agreement.

"Facility Office” means the office or offices notified by a Bank to the Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five business days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Final Maturity Date” means 3 June 2005 (or if such day is not a business day, the immediately preceding business day).

"Finance Parties” means each Bank, the Agent and each Arranger.

"Financed Portion” means at any time, with respect to Receivables subject to a Securitisation, an amount of such Receivables equal to the aggregate amount of then outstanding debt or equity instruments or securities (other than any Transferors’ Retained Interests) issued in connection with such Securitisation, in each case determined in accordance with accounting principles generally accepted in England and Wales and consistently applied.

"Group” means, at any time, the Borrower and its subsidiaries.

"Information Memorandum” means the confidential information memorandum dated April 2000 and prepared in connection with this Agreement.

"Instructing Group” means,

(c)	whilst there are no Outstandings hereunder, a Bank or group of Banks whose Commitments amount (or, if each Bank’s Commitment has been reduced to zero, did immediately before such reduction to zero amount) in aggregate to sixty-six and two thirds per cent. or more of the Total Commitments; and

(d)	whilst at least one Advance or Bill is outstanding hereunder, a Bank or group of Banks, to whom in aggregate sixty-six and two thirds per cent. or more of the Sterling Amount of the Outstandings is owed.

"LIBOR” means in relation to any Advance or unpaid sum, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to four decimal places) of:

(e)	the offered quotations which appear on the relevant page (being currently the page designated “FRBD” in respect of Sterling and United States Dollars and the page designated “FRBE” in respect of euro) of the Reuter Monitor Money Rates Service for the display of London Interbank Offered Rates for the currency of the relevant amount and for the specified period as of 11.00 a.m. on the Quotation Date for such specified period;

(f)	if the Reuter Monitor Money Rates Service shall cease to be available, or the relevant page shall cease to be available or if no quotations for the relevant currency for the specified period appear on such page, then the offered quotation which appears on such other page or such other service as the Agent and the Borrower shall agree which displays British Bankers Association Interest Settlement Rates for deposits in the currency of the relevant amount for the specified period as of 11.00 a.m. on the Quotation Date for such specified period; or

(g)	if the Reuter Monitor Money Rates Service shall cease to be available or no quotation appears on the relevant page for the relevant currency for the specified period or if no such display page is then available for the relevant currency for such specified period and no alternative service has been agreed upon, the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in the currency of such amount and for such specified period as of 11.00 a.m. on the Quotation Date for such specified period, and, for the purposes of this definition, “specified period” means the Term of such Advance or, as the case may be, the relevant period in respect of which LIBOR falls to be determined in relation to such unpaid sum.

"Loan” means the aggregate principal amount of Advances for the time being outstanding hereunder.

"Managed Credit Card Receivables” shall have the meaning ascribed to it in sub-clause 19.3.4 of Clause 19.3.

"Mandatory Cost” means the rate determined in accordance with Schedule 6 (Mandatory Cost).

"Margin” means 0.275 per cent. per annum.

"Market Disruption Event” means (a) for any reason, bills of exchange cannot be drawn and accepted by Eligible Banks in the London discount market; or (b) the Agent has been unable to determine an Eligible Bill Rate.

"Material Adverse Effect” means a material adverse effect on:

(h)	the business, assets, operations or financial condition of the Borrower or the Group as a whole;

(i)	the ability of the Borrower to perform its obligations hereunder; or

(j)	the rights or remedies of the Banks hereunder.

"Material Subsidiary” means, at any time, a subsidiary of the Borrower:

(k)	whose net profits (or, in the case of a subsidiary which itself has subsidiaries, consolidated net profits) before taxation and, where appropriate, profits and/losses on sale or termination of operations as shown by the latest audited profit and loss account of that subsidiary is at least 10 per cent. of Group Profit (as defined below) as shown by the latest published audited consolidated profit and loss account of the Borrower and its subsidiaries; or

(l)	whose total assets (or, in the case of a subsidiary which itself has subsidiaries, consolidated total assets) as shown by the latest audited balance sheet of that subsidiary amount in value to at least 10 per cent. of the consolidated total assets of the Borrower and its subsidiaries as shown by the latest published audited consolidated balance sheet of the Group; or

(m)	to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a subsidiary which immediately prior to such transaction or any such transactions was a Material Subsidiary; or

(n)	to which has been transferred assets or an undertaking which, taken together with the assets of the transferee subsidiary, amount in value to at least 10 per cent. of the consolidated assets of the Group as shown by the latest published audited consolidated balance sheet of the Group, provided however that:

(i)	a subsidiary which has become a Material Subsidiary pursuant to the provisions of section (c) or (d) of the definition shall cease to be a Material Subsidiary after whichever is the later of the first date of publication of the first audited consolidated profit and loss account and consolidated balance sheet of the Group prepared as of a date after such subsidiary became a Material Subsidiary and the date of the report of the auditors of that subsidiary on or relating to the first audited profit and loss account and balance sheet of such subsidiary prepared as of a date after such subsidiary became a Material Subsidiary unless it remains to be treated as a Material Subsidiary pursuant to the provisions of section (a) or (b) of this definition;

(ii)	each of the audited consolidated profit and loss accounts and consolidated balance sheets of the Group shall be adjusted in such manner as the auditors of the Borrower think fair and appropriate to take account of the subsidiaries acquired or disposed of after the date to or at which such profit and loss account or balance sheet is made up and of subsidiaries excluded from consolidation therein;

(iii)	references herein to the audited consolidated profit and loss account and consolidated balance sheet of a subsidiary which has subsidiaries shall be construed as references to the audited consolidated profit and loss account and consolidated balance sheet of such subsidiary and its subsidiaries, if such are required to be produced and audited or, if no such profit and loss account or balance sheet are required to be produced and audited, pro forma consolidated profit and loss account and consolidated balance sheet prepared for the purposes of the report by the auditors of the Borrower referred to below; and

(iv)	the said net profit or consolidated profit and the said total assets or consolidated total assets of any subsidiary shall, if expressed in a currency other than Sterling, be translated into Sterling for the purpose of this definition at the rates of exchange used for the purposes of the preparation of the published audited profit and loss account or balance sheet of the Group or such other rates as the auditors of the Borrower may consider appropriate.

A report by the auditors of the Borrower that in their opinion a subsidiary is or is not or was or was not at any particular time or during any particular period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all concerned and for the purpose of this definition “Group Profit” shall mean the consolidated net profit before taxation (and, where appropriate, profits and/or losses on sale or termination of operations) of the Group, taking credit for any profits of, and deducting any loss, of any corporation which is not a subsidiary to the extent that the same is attributable to the Borrower and is included in the audited consolidated profit and loss account of the Group, without making any deduction in respect of minority interests held by any person who is not a member of the Group.

"Maturity Date” means, in relation to a Bill, the date specified in it as its maturity date.

"Obligors” means the Borrower and the Guarantor and “Obligor” means either of them.

"Optional Currency” means any currency (other than any Committed Currency) which is freely transferable and freely convertible into Sterling.

"Original Consolidated Financial Statements” means the audited consolidated financial statements of the Borrower for its financial year ended 31 December 1999.

"Original Sterling Amount” means, in relation to any Utilisation (whether by way of an Advance or Bills), the amount thereof requested in the Utilisation Request relating thereto (as the same may be reduced pursuant to Clause 6.4) or, if the amount requested is not denominated in

Sterling, the equivalent of such amount (as the same may be so reduced) in Sterling, calculated as at the date of such Utilisation Request.

"Outstandings” means the aggregate of the Sterling Amounts of each outstanding Advance and each outstanding Bill.

"Participating Member State” means each state so described in any EMU Legislation.

"Proportion” means, in relation to a Bank:

(o)	whilst there are no Outstandings hereunder, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); or

(p)	whilst there are Outstandings hereunder, the proportion borne by its share of the Sterling Amount of the Outstandings to the Sterling Amount of the Outstandings.

"Qualifying Bank” means any person who is a bank for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 and, with respect to any interest payable to such person hereunder, such person is within the charge to United Kingdom corporation tax as respects such interest at the time when such interest is paid.

"Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if for any such period quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

"Receivables” means any credit card or other loan receivables which have arisen in the ordinary course of business of any member of the Group (including, without limitation, through the purchase of any body corporate or any loan assets).

"Reference Banks” means:

(q)	in relation to LIBOR, the principal London offices of Bank of America N.A., Lloyds TSB Bank plc and Bank One, NA; and

(r)	in relation to the Eligible Bill Rate, the principal London offices of Bank of America N.A., Lloyds TSB Bank plc and Bank One, NA,

or, in any such case, such other bank or banks as may from time to time be agreed between the Borrower and an Instructing Group.

"Repayment Date” means, in relation to any Advance, the last day of the Term thereof.

"Securitisation” means the transfer or pledge of assets or interests in assets to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance of instruments or securities that are paid principally from the cashflow derived from such assets or interests in assets.

"Sterling Amount” means:

(s)	in relation to any Advance, its Original Sterling Amount as reduced by the proportion (if any) of such Advance which has been repaid;

(t)	in relation to the Loan, the aggregate of the Sterling Amounts of the outstanding Advances; and

(u)	in relation to a Bill, its face amount.

"TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer System.

"Term” means, save as otherwise provided herein, in relation to any Advance, the period for which such Advance is borrowed as specified in the Utilisation Request relating thereto.

"Tenor” means in relation to a Bill, the period from its issue date to its Maturity Date, as specified in the Utilisation Request relating to that Bill.

"Total Commitments” means, at any time, the aggregate of the Banks’ Commitments.

"Transfer Certificate” means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) signed by a Bank, a Transferee and the Agent whereby:

(v)	such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights and obligations hereunder upon and subject to the terms and conditions set out in Clause 33; and

(w)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 33.3.

"Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate.

"Transferee” means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank’s rights and obligations hereunder.

"Transferors’ Retained Interests” means any beneficial debt or equity interest held by any member of the Group in any trust, partnership, corporation or other entity to which Receivables of any member of the Group have been transferred in a Securitisation and, for the purposes hereof, the amount of the Transferors’ Retained Interests at any date shall be the amount that would be reflected on a consolidated balance sheet of the Group at such date prepared in accordance with accounting principles generally accepted in England and Wales and consistently applied together with any amount which would be so reflected but for any financing relating thereto which does not transfer any ownership therein.

"Utilisation” means a utilisation of the Facility whether by way of an Advance or Bills, and any Advance or Bills issued or to be issued pursuant to that Utilisation.

"Utilisation Date” means the date of a Utilisation, being the date on which the relevant Advance is to be made or Bills are to be accepted.

"Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Request) which shall be irrevocable.

1.2	Any reference in this Agreement to:

the “Agent” “Arrangers” or any “Bank” shall be construed so as to include its and any subsequent successors, Transferees and assigns in accordance with their respective interests;

a “business day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which (i) banks are generally open for business in London and (ii) if such reference relates to a date for the payment or purchase of any sum denominated in:

(x)	an Optional Currency or a Committed Currency (other than euro), banks generally are open for business in the principal financial centre of the country of such Optional Currency or Committed Currency; or

(y)	euro, a day on which TARGET is operating;

a “Clause” shall, subject to any contrary indication, be construed as a reference to a Clause hereof;

an “encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien, assignment by way of security, retention of title or other security interest;

"equity share capital” has the meaning ascribed to it in s744 of the Companies Act 1985;

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 9.15 a.m. on such date for the purchase of the first currency with the second currency;

"holding company” of a person shall be construed as a reference to any person of which the first-mentioned person is a subsidiary;

"indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"indebtedness for borrowed money” shall be construed as a reference to any indebtedness of any person for or in respect of:

(z)	all indebtedness for money borrowed by such person or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

(aa)	any other indebtedness for money borrowed by such person which is evidenced by a note, bond, debenture or similar instrument;

(bb)	all obligations of such person in respect of acceptances issued or created for the account of such person;

(cc)	all liabilities secured by any encumbrance on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof; and

(dd)	contingent obligations of such person in respect of indebtedness of others of a type specified in any of (a) to (d) above (other than any undrawn lines of credit or undrawn credit commitments to any persons), provided that indebtedness for borrowed money shall not include with respect to any such person which is a bank:

(i)	indebtedness for borrowed money in respect of retail deposits held by such person;

(ii)	indebtedness for borrowed money in respect of agreements in the ordinary course of business to purchase or repurchase securities or loans; and

(iii)	contingent liabilities incurred in the ordinary course of banking business (including banker’s acceptances, trade acceptances, letters of credit and finance acceptances),

and provided further that each of the foregoing items in this definition shall be deemed to constitute indebtedness for borrowed money only to the extent it would be (or in the case of contingent obligations, the indebtedness for borrowed money of the primary obligor would be) required to be reflected as a liability by generally accepted accounting principles in England and Wales or, as the case may be, in the United States (in respect of the Guarantor);

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to “months” shall be construed accordingly);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation:

(ee)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(ff)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(gg)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

"tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including proceedings relating to liquidation, winding-up, reorganisation, dissolution, administration, arrangement or adjustment of debts or protection or relief of debtors.

1.3	"£” and “Sterling” denote the lawful currency of the United Kingdom, “$” and “United States Dollar” denote the lawful currency of the United States of America, and “euro” denotes the single currency of the Participating Member States.

1.4	Save where the contrary is indicated, any reference in this Agreement to:

1.4.1	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.4.2	a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

1.4.3	a time of day shall be construed as a reference to London time.

1.5	Clause, Part and Schedule headings are for ease of reference only.

1.6	Except as otherwise expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. Notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of, this Agreement.

2.	THE FACILITY

The Banks grant to the Borrower, upon the terms and subject to the conditions hereof, a multicurrency revolving credit facility in an aggregate amount of £325,000,000 or its equivalent from time to time in Committed Currencies and/or Optional Currencies. The Facility will be made available to the Borrower by way of a Sterling acceptance credit facility and by way of multicurrency cash advances.

3.	PURPOSE

3.1.1	The Facility is intended for general corporate purposes and for the refinancing of the Existing Facility.

3.1.2	Neither the Agent, the Arrangers and the Banks nor any of them shall be obliged to concern themselves with the application of amounts raised by the Borrower hereunder.

4.	CONDITIONS PRECEDENT

Save as the Banks may otherwise agree, the Borrower may not deliver any Utilisation Request hereunder unless the Agent has confirmed to the Borrower and the Banks that it has received all of the documents listed in Schedule 3 (Conditions Precedent) and that each is, in form and substance, satisfactory to the Agent. The Agent undertakes to give such confirmation promptly upon its having received all such documents and found them to be satisfactory.

5.	NATURE OF BANKS’ OBLIGATIONS

5.1	The rights and obligations of each Bank hereunder are several.

5.2	The failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

6.	UTILISATION OF THE FACILITY

6.1	Save as otherwise provided herein, an Advance will be made to the Borrower or Bills will be accepted by the Banks if:

6.1.1	not more than ten business days nor later than 10.00 a.m. on the first business day (in the case of Bills or an Advance to be made in Sterling) or later than 10.00 a.m. on the third business day (in the case of an Advance to be made in another Committed Currency or in an Optional Currency) before the proposed Utilisation Date, the Agent has received from the Borrower a Utilisation Request therefor which specifies whether the Utilisation is to be by way of the drawing of an Advance or the acceptance of Bills;

6.1.2	the proposed Utilisation Date is a business day falling before (in the case of Bills, seven days before) the Final Maturity Date;

6.1.3	in relation to an Advance, the relevant Utilisation Request states the currency of denomination of the Advance requested, which shall be a Committed Currency or an Optional Currency, provided that, if the Borrower selects an Optional Currency, the Borrower may also select a Committed Currency which is to apply if its selection of such Optional Currency becomes ineffective pursuant to Clause 6.2;

6.1.4	upon the making of the relevant Utilisation there will be no more than fifteen Utilisations then outstanding hereunder and, in the case of an Advance, the Loan will not be denominated in more than five Optional Currencies;

6.1.5	in relation to an Advance, the proposed amount of such Advance is (a) a minimum amount of £5,000,000 and an integral multiple of £1,000,000 or (b) equal to the amount of the Available Facility (or, in either case, if the Advance is to be denominated in another Committed Currency or an Optional Currency, such comparable amount thereof as the Agent may from time to time specify following discussions with the Borrower) or, in relation to Bills, the proposed aggregate face amount of such Bills is a minimum amount of £5,000,000 and an integral multiple of £1,000,000, in any such case not exceeding the Available Facility;

6.1.6	in relation to an Advance, the proposed Term of such Advance is a period of one, two, three, six or nine months, or such other period as may be agreed between the Borrower and the Agent (acting on the instructions of the Banks) which, in each such case, ends on a day which is or precedes the Final Maturity Date;

6.1.7	in relation to Bills, the proposed Tenor of such Bills is a period of between 7 days and 187 which ends on a day which is or precedes the Final Maturity Date; and

6.1.8	either:

(a)	no Default is outstanding or would result from the making of the Advance or the acceptance of the Bills; and

(b)	the representations set out in Clauses 17.1 and 17.2 are true on and as of the proposed Utilisation Date,

or the Banks agree (notwithstanding any matter mentioned at (b) above or that a Default is outstanding or would result from the Utilisation) to the making of such Utilisation.

6.2	If the Borrower requests that an Advance be denominated in an Optional Currency but:

6.2.1	no later than 12.00 noon on the third business day preceding the first day of the Term of such Advance, any Bank notifies the Agent that it does not agree to such request; or

6.2.2	no later than 11.00 a.m. on the Quotation Date for such Advance, the Agent notifies the Borrower and the Banks that the Agent is of the opinion that it is not feasible for such Advance to be denominated in such Optional Currency, then, unless the Borrower and the Banks otherwise agree, such Advance shall not be made unless the Borrower specified in the Utilisation Request in respect of such Advance that in such event such Advance should be denominated in a Committed Currency in which case such Advance shall be made in such Committed Currency in an amount equal to the Original Sterling Amount relating to such Utilisation Request.

6.3	Each Bank will participate through its Facility Office in each Utilisation in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Utilisation.

6.4	If a Bank’s Commitment is reduced in accordance with the terms hereof (other than pursuant to Clause 33) after the Agent has received the Utilisation Request, then both the Original Sterling Amount and the actual amount of the relevant Advance or Utilisation of Bills shall be reduced accordingly.

6.5	If the Borrower requests a Utilisation by way of Bills and a Bank is either not an Eligible Bank or is unable to accept Bills, that Bank may by no later than 3.00 p.m. on the business day prior to the proposed Utilisation Date notify the Agent that it is unable to accept Bills whereupon the Agent shall promptly (and, in any event, by no later than 9.30 a.m. on the Utilisation Date) notify the Borrower.

6.6	If a Bank gives notice pursuant to Clause 6.5, or if it has otherwise delivered a prior written notice to the Agent that it is either not an Eligible Bank or is unable to accept Bills hereunder it shall (subject to the other provisions of this Clause) be required to make an Advance to the Borrower in Sterling in an amount equal to the aggregate face amount of the Bills it would otherwise have accepted and with an equivalent Term to the Tenor. Any Advance made pursuant to this Clause 6.6 shall not be taken into account for the purpose of the limit set out in Clause 6.1.4.

7.	THE BILLS

7.1	Save as otherwise provided in this Agreement, if a Utilisation is to be made by way of Bills, the Bills shall be accepted and discounted or purchased in accordance with Schedule 5 (The Bills).

7.2	The Borrower shall ensure that:

7.2.1	upon the delivery of a Utilisation Request for a Utilisation by way of Bills, the Agent has a sufficient stock of blank, numbered signed Bills (maintained by the Agent in safe custody in accordance with Clause 7.6); and

7.2.2	each Bill supplied by it to the Agent for a Utilisation shall:

(a)	be signed on behalf of the Borrower by an authorised officer;

(b)	be undated;

(c)	have the maturity date, face amount and drawee left blank; and

(d)	be claused in a manner which complies with the Bank of England’s requirements for Eligible Bills at that time.

7.3	The Borrower authorises the Agent to complete the Bills on its behalf including, without limitation:

7.3.1	dating the Bills with the issue and maturity dates;

7.3.2	inserting the name of the relevant Bank as drawee;

7.3.3	inserting the face amount of each Bill in a manner consistent with allocations under Clause 6; and

7.3.4	delivering the same to Banks for acceptance.

7.4	On the relevant Utilisation Date, the Agent will account to the Borrower for:

7.4.1	any sums received by it from a Bank pursuant to paragraph 6 of Schedule 5 (The Bills); and

7.4.2	if Bills have been purchased or discounted by the Agent pursuant to paragraph 4 of Schedule 5 (The Bills), an amount equal to the face amount of each such Bill less the aggregate of:

(a)	an amount equal to a discount of such Bill at the Eligible Bill Rate; and

(b)	an amount equal to the applicable Acceptance Commission.

7.5	On the Maturity Date of each Bill, the Borrower shall pay to the Agent for the account of the relevant Bank an amount equal to the face amount of the Bill.

7.6	The Agent shall maintain in safe custody all blank signed Bills held by it hereunder. The Agent agrees:

7.6.1	only to complete the blank signed Bills in accordance with Clause 7.3;

7.6.2	to indemnify the Borrower and hold it harmless against all or any proceedings, actions, claims and demands which may be brought or made against it and all reasonably incurred losses, costs, charges, damages and expenses which it may incur or sustain or for which it may become liable by reason of the Agent’s failure to complete the Bills in accordance with Clause 7.3 or otherwise by reason of the loss, misappropriation, misapplication or conversion of such Bills whilst in the Agent’s possession and resulting from the wilful misconduct or gross negligence on the part of the Agent; and

7.6.3	on the Final Maturity Date to cancel all such blank Bills in the Agent’s possession and return such cancelled Bills to the Borrower within 2 business days of the Final Maturity Date.

7.7	If a power of attorney substantially in the form of Schedule 7 (Form of Power of Attorney for Bills) is given to the Agent and is in effect on the relevant Utilisation Date and no notice of revocation of that power of attorney has been received by the Agent, then, notwithstanding the preceding provisions of this Clause 7, the Agent, for and on behalf of the Borrower, shall draw, clause (so as to comply with the Bank of England’s requirements for Eligible Bills current at the time), endorse (if appropriate) and deliver Bills to implement the relevant Utilisation in satisfaction of the Borrower’s relevant obligations under this Clause 7.

8.	INTEREST

8.1	Subject to Clause 8.3 hereof, on the Repayment Date relating to each Advance the Borrower shall pay accrued interest on that Advance.

8.2	The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of the Margin, the Mandatory Cost in respect thereof at such time (if applicable) and LIBOR on the Quotation Date therefor.

8.3	If an Advance is made for a Term exceeding six months, the Borrower shall pay interest accrued on that Advance on the dates which are at six monthly intervals following the date such Advance is made in respect of the period of the Term elapsed and shall pay interest accrued in respect of the remaining period of the Term terminating on the Repayment Date relating to such Advance on such Repayment Date.

9.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

9.1	If, in relation to any Advance:

9.1.1	the Agent informs the Borrower that at or about 11.00 a.m. on the Quotation Date for such Advance, neither the Reuter Monitor Money Rates Service nor any alternative service quotation was available and none or only one of the Reference Banks was offering to prime banks in the London Interbank Market deposits in the currency in which such Advance is to be denominated for the proposed Term of such Advance; or

9.1.2	before the close of business on the Quotation Date for such Advance, the Agent has been notified by a Bank or each of a group of Banks to whom in aggregate fifty per cent. or more of the Advance to be made would be owed, that the rate at which deposits in the currency in which such Advance is to be denominated for the proposed Term of such Advance were being offered in the London Interbank Market does not accurately reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of Clause 8:

9.1.3	the Agent shall notify the other parties hereto of such event;

9.1.4	the Borrower shall promptly notify the Agent whether or not it would like such Advance to be made;

9.1.5	the Agent and the Borrower shall enter into negotiations forthwith with a view to agreeing a substitute basis for determining the rates of interest which may be applicable to Advances in the future provided that such negotiations shall not continue for a period exceeding thirty days from the date when the Agent gave the notification in sub-clause 9.1.3 above; and

9.1.6	the duration of the Term of any Advance which proceeds on the basis of a rate agreed pursuant to sub-clause 9.1.5 above shall be, at the Borrower’s option, for any period not exceeding one month.

Any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.

9.2	If no substitute basis is agreed pursuant to Clause 9.1 in respect of an Advance affected by Clause 9.1 before the end of the Term of such Advance, each Bank’s portion of any such Advance shall bear interest during its Term at the rate per annum determined by the Agent to be the sum of the Margin and the Mandatory Cost in respect thereof at such time (if applicable) and the cost to such Bank (as certified by it to the Agent with a copy to the Borrower and expressed as a rate per annum) of funding such portion of such Advance from whatever source it may reasonably select.

9.3	If a Market Disruption Event occurs in relation to Bills then neither the Agent nor the Banks will be required to accept Bills but instead the Banks shall make an Advance in Sterling with a principal amount equal to the face amount of the Bills required and a Term equivalent to the Tenor of those Bills.

10.	REPAYMENT

10.1	The Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto.

10.2	The Borrower shall not repay all or any part of any Advance outstanding hereunder or any Bills outstanding hereunder except at the times and in the manner expressly provided herein but, subject to the terms and conditions hereof, shall be entitled to re-borrow any amount repaid.

11.	CANCELLATION AND PREPAYMENT

11.1	The Borrower may, by giving to the Agent not less than thirty days’ prior notice to that effect, cancel the whole or any part (being a minimum amount of £10,000,000 and an integral multiple of £10,000,000) of the Available Facility. Any such cancellation shall reduce the Commitment of each Bank rateably and any amount so cancelled may not be reinstated.

11.2	Any notice of cancellation given by the Borrower pursuant to Clause 11.1 shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

11.3	If the Borrower becomes obliged to pay any tax or other amount for the account of any Bank under Clause 12.1 or if any Bank claims indemnification from the Borrower under Clause 12.2 or Clause 14.1, the Borrower may, within thirty days thereafter and by not less than five days’ prior notice to the Agent (which notice shall be irrevocable), either:

11.3.1	cancel such Bank’s Commitment whereupon such Bank shall cease to be obliged or entitled to participate in further Utilisations and its Commitment shall be reduced to zero; or

11.3.2	in consideration for payment of the amount of its participation in the Loan and any accrued interest thereon, require such Bank (at the Borrower’s expense) to transfer forthwith its rights, benefits and/or obligations hereunder in accordance with Clause 33.3 to such one or more other banks or financial institutions as the Borrower, with the prior approval of the Agent (such approval not to be unreasonably withheld), may have nominated as a Transferee.

11.4	The Borrower may, by giving to the Agent not less than five business days’ prior notice to that effect, prepay in the currency of such Advance the whole or any part (the Sterling Amount of which being a minimum amount of £5,000,000 and an integral multiple of £1,000,000 or in the case of an Advance denominated in another Committed Currency or an Optional Currency, such comparable amount thereof as may be agreed between the Agent and the Borrower) of any Advance on any business day. Any such repayment must be accompanied by accrued interest and any amount payable as a result of the provisions of Clause 23.4.

11.5	If pursuant to Clause 15.1 the Borrower complies prematurely with its obligations under Clause 7.5 in respect of any Bill, the Bank that accepted that Bill shall pay to the Borrower on the Maturity Date for that Bill an amount equal to interest on the face amount of that Bill which amount shall be equal to the amount which that Bank would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the London interbank market for a period starting on the business day following the receipt and ending on the Maturity Date.

12.	TAXES

12.1	All payments to be made by an Obligor to any person hereunder shall be made free and clear of and without deduction or withholding for or on account of tax unless an Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.2	Without prejudice to the provisions of Clause 12.1, if any person or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on its net income or any part of its net income) on or in relation to any sum received or receivable hereunder by such person or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 12 (Taxes)) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Agent on its behalf, the Borrower shall, within three business days of the demand of the Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

12.3	A Bank intending to make a claim pursuant to Clause 12.2, shall within thirty days after becoming aware of the circumstances giving rise to such claim, notify the Agent that it intends to submit a claim pursuant to Clause 12.2 (whereupon the Agent shall promptly notify the Borrower thereof) and within sixty days of such notification to the Agent it shall deliver to the Agent a certificate setting out in reasonable detail the basis of such claim (whereupon the Agent shall promptly deliver to the Borrower a copy of such certificate) provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs. In the event that a Bank fails to notify the Agent and submit a claim in accordance with the provisions of this Clause 12.3, then no compensation shall be payable under Clause 12.2 in respect of any period prior to such Bank’s delivery of the certificate as aforesaid.

12.4	No Obligor shall be obliged to make any payment under this Clause in respect of any deduction or withholding or payment of tax which would not have been required to be deducted, withheld or paid if the relevant Bank had been, at the date on which such deduction, withholding or payment was required to be made, a Qualifying Bank and had taken all interest received by it under this Agreement in respect of any Advance into account as a trading receipt of its banking business, unless such Bank has ceased to be a Qualifying Bank as a result of the introduction of or any change in (or in the interpretation or application of) any relevant law or practice of the applicable taxing authorities which occurs after, and is not publicly known to be contemplated at, the date of this Agreement. Save to the extent that the Borrower and any Bank agree otherwise, each Bank represents to the Obligors that it is a Qualifying Bank, and shall notify the Agent and the Obligors if at any time it is not, or will cease to be, a Qualifying Bank as soon as reasonably practicable upon becoming aware of such event.

12.5	If an Obligor makes a payment under Clause 12.1 for account of a Bank and such Bank determines that it has received or been granted a credit against or relief or remission for or repayment of tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Bank shall, to the extent that it can do so without prejudice to the retention of such credit, relief, remission or repayment and provided that no Event of Default or other failure to pay an amount due hereunder shall have occurred and then be continuing, pay to such Obligor such amount as such Bank shall have determined is attributable to such deduction or withholding. Any payment by a Bank under this Clause 12.5 shall be prima facie evidence of the amount due to such Obligor hereunder and shall be accepted by such Obligor in full and final settlement of its rights of reimbursement hereunder in respect of the relevant deduction or withholding. Nothing herein contained shall interfere with any Bank’s rights to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Bank shall not be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Bank be obliged to disclose any information relating to its tax affairs or any of its tax computations.

12.6	Without affecting the Guarantor’s obligations under Clause 22 (Guarantee and Indemnity), each Bank and the Agent agrees to deliver to the Guarantor, as soon as possible after any request therefor (after a demand has been made on the Guarantor under Clause 22 (Guarantee and Indemnity)), such forms, certificates, documents and other information requested by the Guarantor as may be reasonably required by applicable law and, within 45 days of any request therefor, to file all appropriate forms, certificates, documents or other information requested by the Guarantor if such delivery or filing would establish a complete exemption from, or reduction in, any taxes with respect to payments by the Guarantor to such Bank hereunder.

13.	TAX RECEIPTS

13.1	If, at any time, an Obligor becomes aware that it is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter such Obligor becomes aware of any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

13.2	If an Obligor makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank’s share of such payment.

14.	INCREASED COSTS

14.1	If, by reason of:

14.1.1	any change in law or in its interpretation or administration; and/or

14.1.2	compliance with any request from or requirement (with which type of request or requirement it is customary for financial institutions to comply) of any central bank (other than the requirements of the Bank of England or the Financial Services Authority reflected in the Mandatory Cost) or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which a Bank or a holding company of such Bank is required to or does maintain capital resources having regard to such Bank’s obligations hereunder and to amounts owing to it hereunder but excluding any changes arising as a result of the implementation of the

1988 Basle Convergence Agreement on capital standards relating to capital adequacy and weightings as in force at the date of this Agreement); and/or

14.1.3	the Borrower ceasing to be an authorised institution under the Banking Act 1987 resulting in any cost being incurred or reduction in the rate of return arising in the circumstances referred to in sub-clauses 14.1.4 or 14.1.5, then where:

14.1.4	a Bank or a holding company of such Bank incurs a cost as a result of such Bank’s having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more Advances hereunder and/or having accepted one or more Bills hereunder;

14.1.5	a Bank or a holding company of such Bank is unable to obtain the rate of return on its overall capital, by any amount deemed by such Bank to be material, which it would have been able to obtain but for such Bank’s having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement;

14.1.6	there is any increase in the cost to a Bank or a holding company of such Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances made or to be made by such Bank hereunder and/or having accepted one or more Bills hereunder; or

14.1.7	a Bank or a holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income or any part of its net income) on or calculated by reference to the amount of the Advances made or to be made by such Bank hereunder and/or to the amount of any Bills accepted or to be accepted by it hereunder and/or to any sum received or receivable by it hereunder and/or having accepted one or more Bills hereunder, the Borrower shall, from time to time within three business days of the demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank or a holding company of such Bank against, as the case may be, (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the reasonable opinion of that Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the reasonable opinion of that Bank, attributable to its funding or maintaining advances or accepting Bills hereunder) or (4) (to the extent that the Bank is not compensated therefor pursuant to the provisions of Clause 12 (Taxes) or would have been so compensated but for Clause 12.4) such liability provided always that in the event that the Borrower is notified pursuant to Clause 14.2 more than fourteen days after the relevant Bank becomes aware of the circumstances giving rise to such claim, no compensation shall be payable under this Clause 14 in respect of any period before the Borrower was notified as aforesaid.

14.2	A Bank intending to make a claim pursuant to Clause 14.1 shall promptly after becoming aware of the circumstances giving rise to such claim, deliver to the Agent a certificate setting out in reasonable detail the basis of such claim, whereupon the Agent shall promptly notify the Borrower thereof and deliver to the Borrower a copy of such certificate provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

14.3	Notwithstanding the foregoing provisions of Clause 14 (and except in relation to the Bank of England’s requirements relating to Bills), no Bank shall be entitled to make a claim under this Clause 14 unless the circumstances giving rise to such claim are capable of application to a class of banks and not solely to such Bank as is entitled to make the claim.

15.	ILLEGALITY

15.1	If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or any of the Advances made or to be made by it hereunder or to accept any Bills, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a certificate to that effect and:

15.1.1	such Bank shall not thereafter be obliged to make Advances or accept Bills hereunder and the amount of its Commitment shall be immediately reduced to zero; and

15.1.2	if the Agent on behalf of such Bank so requires, the Borrower shall on such date as the Agent shall have specified:

(a)	(being the latest date by which the relevant law requires that the same be repaid or, if earlier, on the last day of the then current Term relating thereto) repay such Bank’s share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder; and

(b)	(being the latest date by which the relevant law requires that the same be paid or, if earlier, on the Maturity Date relating thereto) pay to the Agent for the account of the relevant Bank an amount equal to the face amount of the Bill(s) on the date specified by the Bank in its certificate.

16.	MITIGATION

16.1	If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

16.1.1	the reduction of its Commitment to zero pursuant to Clause 15.1.1;

16.1.2	an increase in the amount of any payment to be made to it for its account pursuant to Clause 12.1; or

16.1.3	a claim for indemnification pursuant to Clause 12.2 or Clause 14.1,

then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Borrower under any of the Clauses referred to in 16.1.1, 16.1.2 or 16.1.3 above such Bank shall promptly upon becoming aware of the same notify the Agent thereof and, in consultation with the Agent and the Borrower and to the extent that it can do so without prejudice to its own position, use reasonable efforts to take such steps as may be reasonably open to it to mitigate the effects of such circumstances including, without limitation, the transfer of its Facility Office or the transfer of its rights and obligations hereunder to another financial institution acceptable to the Borrower and willing to participate in the Facility provided that such Bank shall be under no obligation to take any such action if, in the reasonable opinion of such Bank, to do so might have any adverse effect upon its business, operations or financial condition.

16.2	If an Obligor determines in good faith that a reasonable basis exists for contesting a tax in respect of which such Obligor has had to pay additional amounts pursuant to Clauses 12.1 or 12.2 or if a Bank or the Agent shall become aware that it is entitled to claim a refund from a third party for the tax in respect of which such additional amount has been paid by such Obligor, such Bank to the extent that it can do so without prejudice to its own position shall, following a request by such Obligor (and at such Obligor’s expense for all reasonable expenses incurred by such Bank with prior consultation with such Obligor) co-operate with such Obligor to use its reasonable endeavours to contest such tax or claim such refund. The provisions of this Clause 16.2 shall continue to extend to a transferor Bank after its rights, benefits and/or obligations hereunder have been transferred pursuant to Clause 11.3.2. Notwithstanding the foregoing provisions of this Clause 16.2, nothing herein contained shall interfere with any Bank’s rights to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Bank shall not be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Bank be obliged to disclose any information relating to its tax affairs or any of its tax computations.

17.	REPRESENTATIONS

17.1	The Borrower represents that:

17.1.1	it is a limited liability company duly incorporated and validly existing under the laws of England and is a Qualifying Bank;

17.1.2	it has the power to enter into and perform, and has taken all corporate and other action required to authorise the entry into and performance of, this Agreement and the transactions contemplated hereby;

17.1.3	subject to the qualifications as to matters of law only as provided in the opinion of Allen & Overy referred to in Schedule 3 (Conditions Precedent) this Agreement constitutes its legal and valid obligations binding and enforceable in accordance with its terms;

17.1.4	all official and other authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations, and other matters required in connection with the entry into, performance and validity of this Agreement and the transactions contemplated hereby have been obtained or effected (as appropriate) and are in full force and effect except to the extent that failure to do so would not, in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect;

17.1.5	under the laws of England in force at the date of this Agreement, it will not be required to make any deduction or withholding from any payment it may make hereunder to a Qualifying Bank;

17.1.6	under the laws of England in force at the date hereof, the claims of the Agent, the Arrangers and the Banks against the Borrower under this Agreement will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application; and

17.1.7	in any proceedings taken in England in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.2	The Borrower further represents that:

17.2.1	it has not taken any corporate action nor (to the best of the Borrower’s knowledge and belief) have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which would reasonably be expected to result in a Material Adverse Effect;

17.2.2	the Original Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in England and Wales and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group’s operations during the financial year then ended;

17.2.3	as at the date as of which the Original Consolidated Financial Statements were prepared no member of the Group had any liabilities (contingent or otherwise and save for contingent obligations under undrawn lines of credit or undrawn credit commitments to any persons) which were not disclosed thereby (or by the notes thereto) or reserved against therein save to any other member of the Group nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against;

17.2.4	save as permitted by Clause 20.2.1, no encumbrance exists over all or any of the Eligible Receivables;

17.2.5	the execution by the Borrower of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige it to create any encumbrance over all or any of its present or future revenues or assets;

17.2.6	the execution by the Borrower of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

(a)	conflict with any agreement, mortgage, bond or other instrument to which it is a party or which is binding upon it or any of its assets;

(b)	conflict with its constitutive documents and rules and regulations; or

(c)	conflict with any applicable law, regulation or official or judicial order;

17.2.7	it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which individually or together with all such defaults would reasonably be expected to result in a Material Adverse Effect;

17.2.8	no action or administrative proceedings of or before any court or agency against the Borrower or any other member of the Group which purport to, affect or pertain to this Agreement or any of the transactions contemplated hereby and which would reasonably be expected to result in a Material Adverse Effect has (to the best of the Borrower’s knowledge and belief) been started or threatened;

17.2.9	the execution by the Borrower of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes; and

17.2.10	it is a subsidiary of the Guarantor and at least seventy-five per cent. of its issued equity share capital is owned by the Guarantor.

17.3	The Borrower further represents that:

17.3.1	no action or administrative proceeding of or before any court or agency which would reasonably be expected to result in a Material Adverse Effect has (to the best of the Borrower’s knowledge and belief) been started or threatened;

17.3.2	since publication of the Original Consolidated Financial Statements, there has been no change to the financial condition of the Borrower which has had a Material Adverse Effect;

17.3.3	the information contained in Sections 3, 4, 6 and 7 in the Information Memorandum about the Obligors was at its date correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements were made; and

17.3.4	nothing has occurred since the date of the Information Memorandum which renders the information contained in it untrue or misleading in any respect and which, if disclosed, might reasonably be expected materially and adversely to affect the decision of a person considering whether to enter into this Agreement.

17.4	The Guarantor represents that:

17.4.1	it is a national bank and is duly formed, validly existing and in good standing under the National Bank Act of the United States of America (as amended);

17.4.2	it has the power to enter into and perform, and has taken all corporate and other action required to authorise the entry into and performance of, this Agreement and the transactions contemplated hereby;

17.4.3	this Agreement has been duly executed on behalf of the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

17.4.4	all official and other authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations, and other matters required in connection with the entry into, performance and validity of this Agreement and the transactions contemplated hereby have been obtained or effected (as appropriate) and are in full force and effect except to the extent that failure to do so would not, in the aggregate for all such failures, reasonably be expected to have a material adverse effect on its ability to perform its payment obligations hereunder;

17.4.5	the execution by the Guarantor of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

(a)	conflict with any agreement, mortgage, bond or other instrument to which it is a party or which is binding upon it or any of its assets;

(b)	conflict with its constitutive documents and rules and regulations; or

(c)	conflict with any applicable United States of America law, regulation or official or judicial order.

18.	FINANCIAL INFORMATION

18.1	The Borrower shall:

18.1.1	as soon as the same are published, but in any event within 180 days after the end of each of its financial years, deliver to the Agent in sufficient copies for the Banks the annual report and accounts of the Borrower (which, for the avoidance of doubt, shall mean the directors’ report, the report of the auditors, the consolidated financial statements and the notes thereto) for such financial year;

18.1.2	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, deliver to the Agent in sufficient copies for the Banks the consolidated financial statements of the Borrower for such period;

18.1.3	furnish the Agent with copies of the annual and quarterly reports made by MBNA Corporation and copies of the quarterly call reports made by the Guarantor promptly after the same become available except to the extent such reports are private and not publicly available or are made available through electronic media and written notification of the location of such information is given to the Agent at the relevant time;

18.1.4	provide the Agent, at the same time as it delivers its financial statements pursuant to 18.1.1 above:

(a)	a certificate showing in reasonable detail a calculation of the Managed Credit Card Receivables for the relevant periods; and

(b)	an up-to-date list of the Material Subsidiaries (which obligation shall be satisfied if such list is included in its annual report delivered to the Agent under Clause 18.1.1); and

18.1.5	from time to time on the request of the Agent, furnish the Agent with such information about the business and financial condition of the Guarantor or the Group as the Agent may reasonably require provided that it shall be under no obligation to supply any information the supply of which is contrary to any confidential obligation binding on it or the supply of which would constitute a breach of law or regulation.

18.2	The Borrower shall ensure that:

18.2.1	each set of financial statements delivered by it pursuant to sub-clauses 18.1.1 and 18.1.2 of Clause 18.1 is certified by a duly authorised officer of the Borrower as giving a true and fair view of the financial condition of the Group as at the end of the period to which those financial statements relate and of the results of its operations during such period; and

18.2.2	each set of financial statements delivered by it pursuant to Sub-Clause 18.1.1 of Clause 18.1 has been audited by an internationally recognised firm of independent accountants.

18.3	The Borrower shall ensure that each set of financial statements submitted to the Agent by it pursuant to Sub-Clauses 18.1.1 and 18.1.2 of Clause 18.1 is prepared using accounting bases, policies, practices and procedures consistent with those applied in the preparation of the Original Consolidated Financial Statements unless, at any time after the date hereof, any change is made to the basis upon which any relevant financial statements are prepared then the Borrower shall notify the Agent of such change and if requested to do so by the Agent the Borrower shall ensure that the auditors for the time being of the Borrower provide:

18.3.1	a description of such change and the adjustments which would be required to be made to the financial statements so that such financial statements reflect the accounting bases, policies, practices and procedures upon which the Original Consolidated Financial Statements were prepared; and

18.3.2	sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Banks to make an accurate comparison between the financial position indicated by such set of financial statements and the Original Consolidated Financial Statements or, as the case may be, the latest set of financial statements as were previously delivered to the Agent hereunder, and any reference in this Agreement to such financial statements shall be construed as a reference to such financial statements as adjusted to reflect the basis upon which the Original Consolidated Financial Statements were prepared.

18.4	The obligations of the Borrower under this Clause 18 (Financial Information) shall remain in full force and effect whilst any amounts are outstanding from the Borrower and/or whilst any Bank has a Commitment under the Facility.

19.	FINANCIAL COVENANTS

19.1	The Borrower shall ensure that:

19.1.1	its minimum risk asset ratio is equal to or exceeds eight per cent. or such other ratio as it is required by the Bank of England to maintain from time to time;

19.1.2	Consolidated Tangible Net Worth shall, on any date, not be less than the sum of (i) £75,000,000 plus (ii) forty per cent. of the Borrower’s consolidated net income, if positive, for each financial year that ends after 31 December, 1999, plus (iii) if such date is not the last day of a financial year, forty per cent. of the Borrower’s net income, if positive, for the then elapsed portion of the current financial year ending on the last day of the financial half-year which ends on or before such date; and

19.1.3	as of the last day of any month prior to the Final Maturity Date, the aggregate amount of Managed Credit Card Receivables that are ninety days or more past due plus (without duplication) the aggregate amount of Managed Credit Card Receivables that are treated by the relevant member of the Group as non-accruing, in each case for the Borrower and its subsidiaries, does not exceed an amount equal to six per cent. of the aggregate amount of Managed Credit Card Receivables as of such day.

19.2	The Guarantor shall ensure that its Consolidated Tangible Worth shall, on any date, not be less than the sum of (i) $1,675,000,000 plus (ii) an amount equal to forty per cent. of the Guarantor’s consolidated net income, if positive, for each financial year that ends after 31 December, 1999, plus (iii) if such date is not the last day of a financial year, an amount equal to forty per cent. of the Guarantor’s consolidated net income, if positive, for the then elapsed portion of the current financial year ending on the last day of the financial quarter (if any) which ends on or before such date.

19.3	In this Clause 19:

19.3.1	“Consolidated Tangible Net Worth” in respect of the Borrower means, on any date, the amount paid up or credited as paid up on the issued share capital of the Borrower plus the consolidated share premium account of the Borrower, plus the consolidated reserves of the Group plus the consolidated retained earnings of the Group (or less the amount outstanding to the debit of the consolidated profit and loss account of the Group) all as shown in the then latest published audited consolidated balance sheet of the Borrower (the “latest balance sheet”) (and for the avoidance of doubt there shall be no double counting in respect of the aforesaid) plus any liabilities of any member of the Group which qualify as either a Hybrid Capital Instrument or as Term Subordinated Debt which fall within the description of these terms set out in Notice Number: BSD/1994/3 dated May 1994 and issued by the Banking Supervision Division of the Bank of England but adjusted so as to:

(a)	deduct any amount attributable to goodwill and other intangible assets;

(b)	deduct (to the extent included) any amounts arising from an upward revaluation (other than a revaluation made or verified by a professional revaluation) of fixed assets made at any time after the date hereof;

(c)	reflect any variation in the issued share capital of the Borrower and the consolidated capital and reserves of the Group after the date of the latest balance sheet (other than in respect of any variation in the balance standing to the credit or debit of the profit and loss account since that date);

(d)	exclude any amount attributable to minority interests; and

(e)	exclude any amount attributable to preferred shares which are redeemable at the option of the holder prior to the Final Maturity Date;

19.3.2	“Consolidated Tangible Net Worth” in respect of the Guarantor means, on any date, the Tangible Net Worth of the Guarantor and its Subsidiaries on such date, determined on a consolidated basis;

19.3.3	“Intangibles” in respect of any person means, on any date, the amount of all assets of such person that would be classified as intangible assets;

19.3.4	“Managed Credit Card Receivables” means the aggregate of on-balance sheet credit card receivables of the Group and credit card receivables of the Group transferred in a Securitisation;

19.3.5	“Subsidiary” means any subsidiary of the Guarantor, provided, however, that any special purpose subsidiary of the Guarantor or any of its subsidiaries organised and operated solely to facilitate or conduct Securitisations which is not a consolidated subsidiary of the Guarantor or any of its subsidiaries shall not be deemed to be a Subsidiary hereunder; and

19.3.6	“Tangible Net Worth” in respect of any person means, on any date, all amounts which would be included as “total equity capital” on a balance sheet of such person as of such date, less the aggregate amount of Intangibles that would be reflected as assets on such balance sheet, and, in the case of Clauses 19.3.1(a), 19.3.1(d) and 19.3.1(e), as determined from the audited consolidated financial statements of the Group for the relevant period as adjusted pursuant to the provisions of Clause 18.3.

19.4	All expressions used in the definitions of this Clause 19 which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in England and Wales (as used in the Group’s most recent audited annual consolidated financial statements) in respect of the Borrower or in accordance with generally accepted accounting principles in the United States of America in respect of the Guarantor.

19.5	The obligations of each Obligor under this Clause 19 shall remain in full force and effect whilst any amounts are outstanding from the Borrower and/or whilst any Bank has a Commitment under the Facility.

20.	COVENANTS

20.1	The Borrower shall:

20.1.1	obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of England to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in England of this Agreement except to the extent that failure to do so would not, in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect;

20.1.2	ensure that it and each other member of the Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as it maintains on the date hereof;

20.1.3	after the delivery of any Utilisation Request and before the proposed making of the Advance or accepting of the Bills requested therein, notify the Agent of the occurrence of any event which results in or may reasonably be expected to result in any of the representations contained in Clauses 17.1 and 17.2 being untrue at or before the time of the proposed making of such Advance or accepting of such Bills;

20.1.4	promptly, upon becoming aware of the same, inform the Agent of the occurrence of any Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred;

20.1.5	ensure that at all times the claims of the Agent, the Arrangers and the Banks against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application; and

20.1.6	ensure it is at all times an authorised institution under the Banking Act 1987.

20.2	The Borrower shall not and shall ensure that each other member of the Group shall not, without the prior written consent of an Instructing Group:

20.2.1	create, incur, assume or suffer to exist any encumbrance upon or with respect to or enter into any contractual rights of set-off (other than as a means of collecting or recovering any Eligible Receivables) in relation to any Eligible Receivables or

Receivable which would be Eligible Receivables but for a failure to comply with Clauses (a) or (c) of the definition of the term “Eligible Receivables”, whether now owned or hereafter acquired, provided that the foregoing shall not prohibit:

(a)	any Securitisation of Eligible Receivables other than the Transferors’ Retained Interests;

(b)	any Securitisation of Transferors’ Retained Interests, if such Securitisation qualifies for sale treatment in accordance with accounting principles generally accepted in England and Wales; or

(c)	any Securitisation of Transferors’ Retained Interests which does not qualify for sale treatment in accordance with accounting principles generally accepted in England and Wales; and

20.2.2	sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or assets (including accounts and notes receivable, with or without recourse) or enter into any agreements to do any of the foregoing if to do so would result in a Material Adverse Effect (provided that the foregoing shall not preclude the sale of investment securities for then current market value) other than Securitisations or repurchase agreements.

20.3	The obligations of the Borrower under this Clause 20 shall remain in full force and effect whilst any amounts are outstanding from the Borrower and/or whilst any Bank has a Commitment under the Facility.

21.	EVENTS OF DEFAULT

21.1	If:

21.1.1	the Borrower fails to pay any amount of principal due from it hereunder at the time, in the currency and in the manner specified herein unless such failure is remedied within three business days of the due date for payment thereof or, if the Borrower shall on that due date, demonstrate to the Agent that, for any reason beyond the control of the Borrower and not in any way attributable to any act or neglect of the Borrower, the relevant payment cannot be so made, then within five business days of its due date; or

21.1.2	the Borrower fails to pay any sum due from it hereunder (other than an amount referred to in Clause 21.1.1 above) in the currency and in the manner specified herein within five business days of the due date; or

21.1.3	any representation or statement made by the Borrower or the Guarantor in this Agreement or in any Utilisation Request or any other notice or other document,

certificate or statement delivered by it pursuant to Clauses 18.1 or 20.1.3 is or proves to have been incorrect or misleading in any material respect; or

21.1.4	the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 19.1.2 or 19.1.3, Clause 20.1.6 or Clause 20.2 or the Guarantor fails duly to perform or comply with the obligations expressed to be assumed by it in Clause 19.2; or

21.1.5	the Borrower fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement and such failure is capable of remedy but has not been remedied within thirty days after the Agent has given notice thereof to the Borrower to remedy such failure to the satisfaction of the Agent; or

21.1.6	any indebtedness for borrowed money of (a) the Borrower or any other member of the Group in an amount or aggregate amount exceeding £20,000,000 (or its equivalent in other currencies) or (b) the Guarantor in an amount or aggregate amount exceeding $50,000,000 (or its equivalent in other currencies), which in each case is not paid when due after taking into account any applicable grace periods, or any such indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default or event of default or any creditor or creditors of the Borrower, any other member of the Group or, as the case may be, the Guarantor become entitled by reason of default or event of default to declare any such indebtedness due and payable prior to its specified maturity; or

21.1.7	the Borrower or any Material Subsidiary or the Guarantor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

21.1.8	the Borrower or any Material Subsidiary or the Guarantor takes any corporate action or other steps are taken or legal proceedings are started by any person for its winding-up, dissolution, administration or re-organisation (other than any solvent reconstruction previously approved by the Agent in writing, acting on the instructions of the Instructing Group) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets and either such actions, steps or legal proceedings:

(a)	result in the relevant order being made against such company or its revenues and assets; or

(b)	are not stayed, withdrawn, dismissed or discharged, as the case may be, within sixty days of such action, steps or proceedings being commenced; or

21.1.9	any execution or distress is levied against or an encumbrancer takes possession of the whole or any part considered by the Agent to be material of, the property, undertaking or assets of the Borrower or of any Material Subsidiary or of the Guarantor unless, in any such case, the same is being contested in good faith by appropriate means and is removed, discharged or paid out within thirty days; or

21.1.10	at any time any act, condition or thing required to be done, fulfilled or performed in order (a) to enable either Obligor lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in this Agreement, (b) to ensure that the obligations expressed to be assumed by each Obligor in this Agreement are legal, valid, binding and enforceable or (c) to make this Agreement admissible in evidence in England or the United States of America is not done, fulfilled or performed; or

21.1.11	at any time it is or becomes unlawful for either Obligor to perform or comply with any or all of its obligations hereunder or any of the obligations of either Obligor hereunder are not or cease to be legal, valid and binding; or

21.1.12	the Guarantor ceases to own at least seventy-five per cent. of the issued equity share capital of the Borrower; or

21.1.13	the Group taken as a whole ceases to be predominantly engaged in the credit and other similar card business, other consumer loan business and businesses which are related thereto or are reasonable extensions thereof, then, and in any such case and at any time thereafter whilst such event is continuing, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

21.1.14	declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Advances to be due and payable on demand of the Agent; and/or

21.1.15	declare that an amount equal to the aggregate face amount of the Bills be immediately due and payable whereupon that amount shall become immediately due and payable (and the Borrower shall pay such amount to the Agent for the account of the Banks) or declare that such amount be payable on demand; and/or

21.1.16	declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank shall be reduced to zero.

21.2	If, pursuant to Clause 21.1, the Agent declares the Advances or an amount equal to the face amount of the Bills to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower call for repayment of the Advances and/or payment of such amount on such date as it may specify in such notice (whereupon the same shall become due and payable on such date and the Borrower shall pay such amount on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

22.	GUARANTEE AND INDEMNITY

22.1	The Guarantor irrevocably and unconditionally guarantees and agrees to pay from time to time on demand any and every sum or sums of money which the Borrower is at any time obligated to pay to any Finance Party under or pursuant to this Agreement and which has become due and payable but has not been received by the time specified in such demand (the “Guaranteed Obligations”).

22.2	The Guarantor irrevocably and unconditionally agrees as a primary obligation to indemnify each Finance Party from time to time on demand from and against any loss incurred by any Finance Party as a result of any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to any Finance Party or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the Borrower.

22.3	The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any of the Borrower’s obligations under this Agreement.

22.4	The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrower under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the Borrower under this Agreement.

22.5	Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon any Finance Party by this Agreement or by law shall be discharged, impaired or otherwise affected by:

22.5.1	the winding-up, dissolution, administration or re-organisation of the Borrower or any other person or any change in its status, function, control or ownership;

22.5.2	any of the obligations of the Borrower or any other person under this Agreement or under any other security taken in respect of any of its obligations under this Agreement being or becoming illegal, invalid, unenforceable or ineffective in any respect;

22.5.3	time or other indulgence being granted or agreed to be granted to the Borrower or any other person in respect of its obligations under this Agreement or under any such other security;

22.5.4	any amendment to, or any variation, waiver or release of, any obligation of the Borrower or any other person under this Agreement or under any such other security;

22.5.5	any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the Borrower’s obligations under this Agreement;

22.5.6	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Borrower’s obligations under this Agreement;

22.5.7	the release of any other guarantor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group; or

22.5.8	other than payment in full of the Guaranteed Obligations, any other act, event or omission whatsoever which, but for this Clause 22.5, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon any of the Finance Parties by this Agreement or by law.

22.6	Any settlement or discharge between the Guarantor and any of the Finance Parties shall be conditional upon no security or payment to any Finance Party by an Obligor or any other person on behalf of an Obligor being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, each Finance Party shall be entitled to recover the value or amount of such security or payment from the Guarantor subsequently as if such settlement or discharge had not occurred.

22.7	No Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantor by this Agreement or by law:

22.7.1	to make any other demand of the Borrower;

22.7.2	to take any action or obtain judgment in any court against the Borrower;

22.7.3	to make or file any claim or proof in a winding-up or dissolution of the Borrower; or

22.7.4	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower under this Agreement.

22.8	The Guarantor agrees that, so long as any Guaranteed Obligations are outstanding, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations hereunder;

22.8.1	to be indemnified by the Borrower; and/or

22.8.2	to claim any contribution from any other guarantor of the Borrower’s obligations under this Agreement; and/or

22.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Finance Party under this Agreement or of any other security taken pursuant to, or in connection with, this Agreement by all or any of the Finance Parties; and/or

22.8.4	to commence or claim in any insolvency or similar proceedings against the Borrower.

22.9	In the event of payment being received by the Guarantor in breach of Clause 22.8, the Guarantor will pay or transfer to the Agent on behalf of the Finance Parties any sum which shall have been received by it from the Borrower in consequence of such breach (which sum shall as between the Borrower and the Guarantor be deemed not to have reduced the liability of the Borrower to the Guarantor), and until such payment or transfer, the Guarantor will hold such sums on trust for the Finance Parties, provided however that these provisions shall not constitute or create or be deemed to constitute or create any encumbrance or other security interest of any kind.

23.	DEFAULT INTEREST AND INDEMNITY

23.1	If any sum due and payable by an Obligor hereunder is not paid on the due date therefor in accordance with the provisions of Clause 25 or if any sum other than a sum as previously referred to in this Clause 23.1 due and payable by such Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum”) is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 23) be selected by the Agent having regard to the likely period of default.

23.2	During each such period relating thereto as is mentioned in Clause 23.1 an unpaid sum shall bear interest (before as well as after judgment) at the rate per annum which is the sum from time to time of one per cent., the Margin, the Mandatory Cost in respect thereof at such time (if applicable) and LIBOR on the Quotation Date therefor provided that:

23.2.1	if, for any such period, LIBOR cannot be determined, the rate of interest applicable to such unpaid sum shall be the sum from time to time of one per cent., the Margin, the

Mandatory Cost in respect thereof at such time (if applicable) and the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four decimal places) of the rates notified by each Reference Bank to the Agent before the last day of such period to be those which express as a percentage rate per annum the cost to it of funding from whatever sources it may reasonably select its portion of such unpaid sum for such period; and

23.2.2	if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of the Term thereof, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Term and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

23.3	Any interest which shall have accrued under Clause 23.2 in respect of an unpaid sum shall be due and payable and shall be paid by the relevant Obligor at the end of the period by reference to which it is calculated or on such other date or dates as the Agent may specify by written notice to that Obligor.

23.4	If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank’s share of an Advance otherwise than on the last day of the Term thereof, the Borrower shall pay to the Agent within three business days of the Agent’s demand for account of such Bank an amount equal to the amount (if any) by which (i) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof exceeds (ii) the amount of interest which, in the reasonable opinion of the Agent, would have been payable to the Agent or such Bank (as applicable) on the last day of the Term thereof in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of the Term thereof.

23.5	The Borrower undertakes to indemnify within three business days of the Agent’s demand:

23.5.1	each of the Agent, the Arrangers and the Banks against any reasonable cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may sustain or incur as a direct consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement;

23.5.2	the Agent against any reasonable cost or loss it may suffer or incur as a result of (i) its entering into, or performing, any foreign exchange contract for the purposes of Clause 25 or (ii) its implementing the provisions of Clause 24;

23.5.3	each Bank against any reasonable loss it may suffer as a result of its funding its portion of an Advance requested by the Borrower hereunder but not made by reason of the operation of any provision hereof;

23.5.4	each Bank against any loss it may suffer or incur as a result of its funding its portion of an Advance in an Optional Currency which is denominated in a Committed Currency by reason of the provisions of sub-clauses 6.2.1 or 6.2.2 of Clause 6.2; and

23.5.5	each Bank against any cost or loss it may suffer as a result of any minimum reserve requirements imposed on it by the European Central Bank in relation to a Utilisation or any funding of a Utilisation (except to the extent such losses are caused by the wilful misconduct or gross negligence of such Bank). A Bank intending to make a claim pursuant to this sub-clause shall deliver to the Agent a certificate setting out in reasonable detail the basis of such claim whereupon the Agent shall deliver to the Borrower a copy of such certificate.

23.6	Any unpaid sum shall (for the purposes of this Clause 23, Clause 13.1 and Schedule 6 (Mandatory Cost)) be treated as an advance and accordingly in this Clause 23 and Schedule 6 (Mandatory Cost) the term “Advance” includes any unpaid sum and “Term”, in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 23.1.

24.	CURRENCY OF ACCOUNT AND PAYMENT

24.1	Sterling is the currency of account and payment for each and every sum at any time due from an Obligor hereunder provided that:

24.1.1	each repayment of an Advance or a part thereof shall be made in the currency in which such Advance is denominated at the time of that repayment;

24.1.2	each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

24.1.3	any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency;

24.1.4	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

24.1.5	each payment pursuant to Clause 12.2 or Clause 14.1 shall be made in the currency specified by the party claiming thereunder.

24.2	If any sum due from an Obligor under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against such Obligor,

(ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, such Obligor, as a separate and independent obligation, shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

25.	PAYMENTS

25.1	On each date on which this Agreement requires an amount to be paid by an Obligor or any of the Banks hereunder, such Obligor or, as the case may be, such Bank shall make the same available to the Agent:

25.1.1	where such amount is denominated in Sterling, by payment in Sterling and in immediately available, freely transferable, cleared funds to Lloyds TSB Bank plc, Treasury Division, Faryner’s House, 25 Monument Street London EC3R 3BP (Sort Code 30-15-57) for the credit of account number 0002727 quoting reference “Loans Administration Department, Bristol, Re MBNA” (or such other sort-code, account or bank as the Agent may have specified for this purpose); or

25.1.2	where such amount is denominated in a Committed Currency (other than Sterling) or an Optional Currency, by payment in such Committed Currency or Optional Currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such Committed Currency or Optional Currency (or, in the case of amounts denominated in euro, in the financial centre reasonably designated by the Agent for this purpose) as the Agent shall have specified for this purpose.

25.2	If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for an Obligor to make any payments hereunder in the manner specified in Clause 25.1, then such Obligor may agree with each or any of the Banks to such reasonable alternative arrangements (which arrangements the Bank may not unreasonably decline) for the payment direct to such Bank of amounts due to such Bank hereunder provided that, in the absence of any such agreement with any Bank, such Obligor shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement such Obligor and such Bank shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such Bank.

25.3	Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 25.1 shall:

25.3.1	in the case of a payment received for the account of the Borrower, be made available by the Agent to the Borrower by application:

(a)	first, in or towards payment the same day (in the currency and funds of receipt) of any amount then due from the Borrower hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

(b)	secondly, in or towards payment the same day (in the currency and funds of receipt) to such account of the Borrower with such bank in the principal financial centre of the country of the currency of such payment (or, in the case of amounts denominated in euro, in the principal financial centre of a Participating Member State or London) as the Borrower shall have previously notified to the Agent for this purpose; and

25.3.2	in the case of any other payment, be made available by the Agent to the person for whose account such payment was received (in the case of a Bank, for the account of the Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment (or, in the case of amounts denominated in euro, in the financial centre reasonably designated by the Agent for this purpose) as such person shall have previously notified to the Agent.

25.4	All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

25.5	Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its reasonable satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

26.	SET-OFF

Following the occurrence of an Event of Default which is continuing, each Obligor authorises each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder but unpaid, provided that such Bank shall only exercise such right if in its opinion it is satisfied that such sum is due and payable to such Bank but is unpaid. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Bank shall be obliged to exercise any right given to it by this Clause 26. If a Bank sets off an obligation under this Agreement, that Bank will promptly notify the Agent and the relevant Obligor (but, for the avoidance of doubt, the failure of such Bank to provide such notice shall not affect such Bank’s rights under this Clause 26). The notice will provide details of the amount set off.

27.	REDISTRIBUTION OF PAYMENTS

27.1	If, at any time, the proportion which any Bank (a “Recovering Bank") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a “relevant payment") to be made under this Agreement by an Obligor for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an “excess amount") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof (which shall include a nil receipt), then:

27.1.1	such Recovering Bank shall pay to the Agent an amount equal to such excess amount;

27.1.2	there shall thereupon fall due from such Obligor to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to sub-clause 27.1.1 above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank’s portion of such relevant payment; and

27.1.3	the Agent shall treat the amount received by it from such Recovering Bank pursuant to sub-clause 27.1.1 above as if such amount had been received by it from such Obligor in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto, provided that to the extent that any excess amount is attributable to a payment to a Bank pursuant to Clause 25.3.1(a) such portion of such excess amount as is so attributable shall not be required to be shared pursuant hereto.

27.2	If any sum (a “relevant sum”) received or recovered by a Recovering Bank in respect of any amount owing to it by an Obligor becomes repayable and is repaid by such Recovering Bank, then:

27.2.1	each Bank which has received a share of such relevant sum by reason of the implementation of Clause 27.1 shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

27.2.2	there shall thereupon fall due from such Obligor to each such Bank an amount equal to the amount paid out by it pursuant to sub-clause 27.2.1 above, the amount so due being,

for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank’s share of such relevant sum was applied.

27.3	A Bank shall not be obliged to share any amount with any other Bank which it has received or recovered as a result of taking legal proceedings where such other Bank had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

28.	FEES

28.1	The Borrower shall pay to the Agent for account of each Bank a commitment commission calculated at the rate of 0.1375 per cent. per annum on the amount of such Bank’s Available Commitment from day to day during the period beginning on the date hereof and ending on the Final Maturity Date and payable in arrear on the last day of each successive period of three months which ends during such period and on the Final Maturity Date.

28.2	The Borrower shall pay to the Agent for account of each Arranger and each Bank the fees specified in the letter of even date herewith from the Agent to the Borrower at the times, and in the amounts, specified in such letter.

28.3	The Borrower shall pay to the Lead Arranger for its own account the fees specified in the letter of even date herewith from the Lead Arranger to the Borrower at the times, and in the amounts, specified in such letter.

28.4	The Borrower shall pay to the Agent for its own account the agency fees specified in the letter of even date herewith from the Agent to the Borrower at the times, and in the amounts, specified in such letter.

29.	COSTS AND EXPENSES

29.1	The Borrower shall, from time to time on demand of the Agent, reimburse the Agent for all reasonable costs and expenses (including legal fees up to the amount agreed by the Agent with the Borrower) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated.

29.2	The Borrower shall, from time to time on demand of the Agent, reimburse the Agent, the Arrangers and the Banks for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Agent, the Arrangers and the Banks under this Agreement except to the extent such costs and expenses result from negligence or wilful misconduct of the Agent, the Arrangers or the Banks.

29.3	The Obligors shall pay all United Kingdom and United States of America stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall, from time to time within three business days of the demand of the Agent, indemnify the Agent, the Arrangers and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

29.4	If any Obligor fails to perform any of its obligations under this Clause 29, each Bank shall, in its Proportion, indemnify each of the Agent and the Arrangers against any loss incurred by any of them as a result of such failure except to the extent that such loss results directly from the Agent’s negligence or wilful misconduct and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 29.4.

30.	THE AGENT, THE ARRANGERS AND THE BANKS

30.1	Each Arranger and each Bank hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

30.2	The Agent may

30.2.1	assume that:

(a)	any representation made by an Obligor in connection herewith is true;

(b)	no Default has occurred;

(c)	the Obligors are not in breach of or default under their obligations hereunder; and

(d)	any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised,

unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto;

30.2.2	assume that the Facility Office of each Bank is that last notified to it until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

30.2.3	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

30.2.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

30.2.5	rely upon any communication or document believed by it to be genuine;

30.2.6.	save as otherwise provided herein, refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

30.2.7	refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

30.3	The Agent shall:

30.3.1	promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from either Obligor hereunder;

30.3.2	promptly notify each Bank of the occurrence of any Default or any default by the Borrower in the due performance of or compliance with its obligations under this Agreement of which the Agent has express notice from any other party hereto;

30.3.3	save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on all of the Arrangers and the Banks; and

30.3.4	save as otherwise provided herein, if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

30.4	Notwithstanding anything to the contrary expressed or implied herein, 0neither the Agent nor any of the Arrangers shall:

30.4.1	be bound to enquire as to:

(a)	whether or not any representation made by an Obligor in connection herewith is true;

(b)	the occurrence or otherwise of any Default;

(c)	the performance by the Obligors of their obligations hereunder; or

(d)	any breach of or default by an Obligor of or under its obligations hereunder;

30.4.2	be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

30.4.3	be bound to disclose to any other person any information relating to any member of the Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

30.4.4	be under any obligations other than those for which express provision is made herein.

30.5	Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder.

30.6	Neither the Agent and the Arrangers nor any of them accepts any responsibility for the accuracy and/or completeness of any information supplied by the Borrower in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any related document and neither the Agent and the Arrangers nor any of them shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement or any related document, save in the case of gross negligence or wilful misconduct.

30.7	Each of the Banks agrees that it will not assert or seek to assert against any director, officer, employee or agent of the Agent or any Arranger any claim it might have against any of them in respect of the matters referred to in Clause 30.6. Any director, officer, employee or agent of the Agent or an Arranger may rely on this Clause 30.7 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

30.8	The Agent and each of the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with each Obligor or any of its respective related entities.

30.9	The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days’ prior written notice to that effect to each of the other parties hereto provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 30 and has accepted such appointment in writing.

30.10	If the Agent gives notice of its resignation pursuant to Clause 30.9, then any reputable and experienced bank or other financial institution may (with the prior consent of the Borrower, such consent not to be unreasonably withheld provided that it is understood that such consent may be withheld in relation to a bank or financial institution whose primary business is similar to or in direct competition with that of the Group) be appointed as a successor to the Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself.

30.11	If a successor to the Agent is appointed under the provisions of Clause 30.10, then upon such successor’s acceptance of such appointment (i) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 30 and (ii) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

30.12	It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Obligors and, accordingly, each Bank warrants to the Agent and the Arrangers that it has not relied on and will not hereafter rely on the Agent and the Arrangers nor any of them:

30.12.1	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent and the Arrangers or any of them); or

30.12.2	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

30.13	In acting as Agent for the Banks, the Agent’s agency division shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 30, in the event that the Agent should act for either Obligor in any capacity in relation to any other matter, any information given by either Obligor to the Agent in such other capacity may be treated as confidential by the Agent.

31.	BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

32.	ASSIGNMENTS AND TRANSFERS BY THE BORROWER

The Obligors shall not be entitled to assign or transfer all or any of their rights, benefits and obligations hereunder without the prior written consent of the Banks.

33.	ASSIGNMENTS AND TRANSFERS BY BANKS

33.1	Any Bank may, at any time, assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 33.3 all or any of its rights, benefits and obligations to a person subject to the prior written consent of the Borrower and the Agent (such consent not to be unreasonably withheld or delayed provided that it is understood that such consent may be withheld in relation to a bank or financial institution whose primary business is similar to or in direct competition with that of the Group or where the Borrower reasonably considers that the credit-worthiness of the transferee bank is substantially below that of the transferor bank and provided further that the Borrower will be deemed to have given its consent ten business days after a Bank has requested it unless such consent is expressly refused by the Borrower within that time). Unless the Borrower and the Agent agree otherwise, any partial assignment, transfer or novation must be a minimum Commitment amount of £10,000,000 and an integral multiple of £1,000,000.

33.2	If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 33.1, then, unless and until the assignee has agreed with the Agent, the Arrangers and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank, the Agent, the Arrangers and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

33.3	If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 33.1, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

33.3.1	to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, such Bank and the other parties hereto at such time shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights, benefits and obligations being referred to in this Clause 33.3 as “discharged rights and obligations”);

33.3.2	the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Obligors and such Transferee have assumed and/or acquired the same in place of the Obligors and such Bank; and

33.3.3	the Agent, the Arrangers, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

33.4	On the date upon which a transfer takes effect pursuant to Clause 33.3, the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of £1,000.

33.5	If, at any time, a Bank assigns or transfers any of its rights, benefits and obligations hereunder or transfers its Facility Office and, at the time of such assignment or transfer there arises an obligation on the part of the Borrower under Clauses 12 and 14 to pay to that Bank or its assignee or transferee any amount in excess of the amount it would have then been obliged to pay but for the assignment or transfer then the Borrower shall not be obliged to pay the amount of such excess.

33.6	For the avoidance of doubt, if any Bank assigns all or any of its rights hereunder in accordance with Clause 33.1 or transfers all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 33.1, the relevant assignee or transferee, by accepting such assignment or entering into such transfer, shall represent to the Borrower that it is a Qualifying Bank, and agrees that it shall notify the Borrower if at any time it is not, or will cease to be, a Qualifying Bank as soon as reasonably practicable upon becoming aware of such event.

34.	DISCLOSURE OF INFORMATION

34.1	Neither the Agent, the Arrangers nor any Bank may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement any information about the Obligors without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and then only on the basis that prior to any such disclosure the recipient of such information agrees to preserve in accordance with Clause 34.2 the confidentiality of any information relating to the Guarantor, the Borrower and the Group received by it and the Agent has received a written undertaking addressed to the Borrower and the proposed assignor or transferor to that effect.

34.2	The Agent, the Arrangers and each Bank agree that they will treat as confidential all information provided to it by the Borrower or its agents in relation to the Facility and only use such information or disclose it to others in connection with arrangements arising under this Agreement except that the Agent, the Arrangers or any Bank, as the case may be, may disclose such information:

34.2.1	in accordance with Clause 34.1;

34.2.2	to the extent to which it is required to do so by law or by order of any court or at the request of any regulatory body;

34.2.3	if necessary or advisable, in connection with any legal proceedings relating to this Agreement provided that where the Obligors are not a party to such legal proceedings then the Borrower must be given prior notification to such information being disclosed;

34.2.4	to their employees, directors, agents, lawyers, accountants and other professional advisors and to such of their officers, directors, employees, agents, independent auditors and representatives of such Agent, Arranger or Bank as need to know such information in connection with such party’s administration of its obligations hereunder provided that such persons referred to in this sub-clause 34.2.4 must be informed of the confidential nature of the information and of the restrictions imposed herein; and

34.2.5	to the extent that such information is or otherwise becomes public information (otherwise than by disclosure by any of the Agent, the Arrangers or any Bank).

35.	CALCULATIONS AND EVIDENCE OF DEBT

35.1	Any interest, commission or fee accruing hereunder shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 365 days (or, in the case of any Advance not denominated in Sterling, 360 days) or, in any case where market practice differs, in accordance with market practice.

35.2	Any repayment of an Advance denominated in a Committed Currency or in an Optional Currency shall reduce the amount of such Advance by the amount of such Committed Currency or Optional Currency respectively repaid and shall reduce the Sterling Amount of such Advance proportionately.

35.3	If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent provided that at least two Reference Banks supply a quotation.

35.4	Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

35.5	The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount and type of any Utilisation made or arising hereunder and each Bank’s share therein, (b) the amount of all principal, interest and other sums due or to become due from an Obligor to any of the Banks hereunder and each Bank’s share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank’s share therein.

35.6	In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clauses 35.4 and 35.5 shall be prima facie evidence of the existence and amounts of the obligations of the Obligors therein recorded.

35.7	A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 12.1 or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 12.2 or 14.1 shall, in the absence of manifest error, be conclusive for the purposes of this Agreement.

35.8	A certificate of the Agent as to the amount at any time due from the Borrower hereunder or the amount which, but for any of the obligations of the Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrower hereunder shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 22.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Agent, the Arrangers and the Banks or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

37.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

38.	AMENDMENTS

38.1	With the prior written consent of an Instructing Group, the Agent, the Borrower and the Guarantor may from time to time enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of all or any of the Agent, the Arrangers and the Banks or of the Borrower or the Guarantor hereunder, and, at the request of the Borrower with the prior consent of an Instructing Group, the Agent on behalf of the Arrangers and the Banks may execute and deliver to the Borrower a written instrument waiving prospectively or retrospectively, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or any Event of Default and its consequences provided, however, that:

38.1.1	no waiver and no amendment, supplement or modification shall, without the prior consent of all the Banks:

(a)	amend or modify the definitions of Final Maturity Date or Instructing Group;

(b)	amend, modify or waive any provision of Clauses 19.1, 20.2.1 or 27 or this Clause 38;

(c)	increase any Bank’s Commitment (other than pursuant to Clause 33), the amount of the Facility, change the principal amount of or currency of any Advance or any Bill or extend the Term of any Advance or the Tenor of any Bill; or

(d)	decrease the amount of, change the currency of or extend the date for any payment of interest, fees or any other amount payable to all or any of the Agent, the Arrangers and the Banks; and

38.1.2	notwithstanding any other provision hereof, the Agent shall not be obliged to agree to any waiver, amendment, supplement or modification if the same would:

(a)	amend, modify or waive any provision of this Clause 38; or

(b)	otherwise amend, modify or waive any of the Agent’s rights under this Agreement or subject the Agent to any additional obligations thereunder.

38.2	If the Borrower or the Guarantor requests any amendment, supplement, modification or waiver in accordance with Clause 38.1, then the Borrower shall, within five business days of demand of the Agent, reimburse the Agent for all costs and expenses (including legal fees) together with any VAT thereon reasonably incurred by the Agent in the negotiation, preparation and execution of any written instrument contemplated by Clause 38.1.

39.	PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

40.	NOTICES

40.1	Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telex, telefax or letter.

40.2	Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days’ written notice to the Agent specified another address) be made or delivered to that other person at the address, telex or telefax number identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered, in the case of any communication made by letter, when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to that other person at that address and in the case of any communication made by telex or telefax, when transmission thereof has been completed provided that where such communication has been transmitted after office hours at the place of receipt, then delivery shall be deemed to be made on the next business day following such transmission. Any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

40.3	In the case of communications sent by telefax, a hard copy of each such communication must be delivered to the recipient’s address not later than two business days following the day on which such telefax was sent.

41.	ECONOMIC AND MONETARY UNION

41.1	If the United Kingdom becomes a Participating Member State and as a result the Bank of England recognises more than one currency or currency unit as the lawful currency of the United Kingdom:

41.1.1	the Borrower shall be entitled to pay or repay any such amount payable hereunder either in the euro unit or in Sterling;

41.1.2	if any Advance made (or to be made) on or after the date on which the United Kingdom becomes a Participating Member State would, but for this provision, be capable of being made either in euro or in Sterling, such Advance shall be made in euro;

41.1.3	(unless prohibited by law) any translation from a currency or currency unit to another shall be at the official fixed rate of exchange recognised by the Bank of England for conversion, rounded up or down by the Agent, after consultation with the Borrower; and

41.1.4	this Agreement shall be subject to such changes of construction or interpretation as the Agent and the Borrower may from time to time agree to be necessary to reflect the changeover to the euro in the United Kingdom.

42.	LAW

This Agreement shall be governed by, and shall be construed in accordance with, English law.

43.	JURISDICTION

43.1	Each of the parties hereto irrevocably agrees for the benefit of each of the Agent, the Arrangers and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

43.2	Each Obligor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 43.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

43.3	The submission to the jurisdiction of the courts referred to in Clause 43.1 shall not (and shall not be construed so as to) limit the right of the Agent, the Arrangers and the Banks or any of them to take proceedings against either Obligor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

43.4	The Guarantor agrees that the documents which start any proceedings in the courts of England and any other documents required to be served in relation to those proceedings may be served on it by being delivered to MBNA International Bank Limited at Chester Business Park, Chester CH4 9FB or its registered office.

43.5	If the appointment of the Borrower in Clause 43.4 ceases to be effective, the Guarantor shall immediately appoint another person in England to accept service of process on its behalf in England. If the Guarantor fails to do so (and such failure continues for a period of not less than ten days), the Agent shall be entitled to appoint such a person by notice to the Guarantor. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law.

43.6	The Borrower accepts its appointment as service of process agent set out in Clause 43.4.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

The Banks

Bank	Commitment (£)

Bank One, NA	30,000,000

Bank of America N.A	25,000,000

The Royal Bank of Scotland plc	25,000,000

Lloyds TSB Bank plc	25,000,000

Westdeutsche Landesbank Girozentrale	25,000,000

ABN AMRO Bank N.V. London Branch	20,000,000

Landesbank Hessen-Thüringen Girozentrale	20,000,000

Bankgesellschaft Berlin AG	20,000,000

KBC Bank N.V., London Branch	20,000,000

Banca Commerciale Italiana SpA, London Branch	15,000,000

Commerzbank AG, London Branch	15,000,000

Deutsche Bank AG London	15,000,000

Banca Monte dei Paschi di Siena SpA, London Branch	10,000,000

Barclays Bank PLC	10,000,000

Dresdner Bank AG London Branch	10,000,000

DG Bank Deutsche Genossenschaftsbank AG	10,000,000

Morgan Guaranty Trust Company of New York	10,000,000

The Chase Manhattan Bank	10,000,000

Société Générale	10,000,000 £325,000,000

SCHEDULE 2

FORM OF TRANSFER CERTIFICATE

To: Lloyds TSB Bank plc

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated [                 ] whereby a £325,000,000 multicurrency revolving credit and Sterling acceptance facility was made available to MBNA International Bank Limited as borrower by a group of banks on whose behalf Lloyds TSB Bank plc acted as agent in connection therewith.

1.	Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee are defined in the schedule hereto.

2.	The Bank (i) confirms that the details in the schedule hereto under the heading “Bank’s Commitment” or “Advance(s)” or “Bill Utilisations” accurately summarises its Commitment and/or, as the case may be, its participation in Advances and/or aggregate face amount of Bills accepted by it and/or as the case may be, the Term and Repayment Date of, one or more existing Advances and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion specified in the schedule hereto of, as the case may be, its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3.	The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 33.3 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5.	The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.	The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Obligors or for the performance and observance by the Obligors of any of their respective obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.	The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by either Obligor or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

8.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

THE SCHEDULE

1. Bank:

2. Transferee:

3. Transfer Date:

4. Commitment: Bank’s Commitment:	Portion Transferred:

5. Advance(s):

Amount of Bank’s Participation:	Term and Repayment Date:	Portion Transferred:

6. Bill Utilisations*:

[Transferor Bank] By: Date:	[Transferee Bank] By: Date:

Administrative Details of Transferee

Address:
Contact Name:
Account for Payments
in Sterling:

*	If Bills have been accepted, ensure that reimbursement obligations in respect of Bills are not inadvertently affected or transferred.

Telex:
Telephone:

Lloyds TSB Bank plc
By:
Date:

SCHEDULE 3

CONDITIONS PRECEDENT

1.	In relation to the Borrower:

(hh)	A copy, certified a true and up-to-date copy by a duly authorised officer of the Borrower, of its constitutional documents (including, for the avoidance of doubt, its certificate of incorporation);

(ii)	A copy, certified a true copy by a duly authorised officer of the Borrower, of extracts of resolutions of the board of directors of the Borrower approving the terms and conditions, and the execution and delivery, of this Agreement and authorising a named person or persons to sign this Agreement and any documents to be delivered by the Borrower pursuant thereto (or such other evidence of authority as the Agent shall reasonably require); and

(jj)	A certificate of a duly authorised officer of the Borrower setting out the names and specimen signatures of the person or persons authorised to sign, on behalf of the Borrower, this Agreement and any documents to be delivered by the Borrower pursuant hereto.

2.	An opinion of Allen & Overy, solicitors to the Agent, in substantially the form distributed to the Banks prior to the execution hereof.

3.	An opinion of internal counsel to the Guarantor, in substantially the form distributed to the Banks prior to the execution hereof.

4.	Payment of the fees referred to in Clause 28 (Fees) to the extent then due.

5.	The Agent’s “Standard Payment Instructions”, duly completed.

6.	A duly executed power of attorney substantially in the form set out in Schedule 7 (Form of Power of Attorney for Bills).

Copy of a cancellation letter from the Borrower in respect of the Existing Facility specifying a cancellation date prior to or on the date on which a drawing is first made hereunder, certified as having been delivered.

8.	In relation to the Guarantor:

(kk)	A copy, certified a true and up-to-date copy by a duly authorised officer of the Guarantor, of its constitutional documents (including, for the avoidance of doubt, its articles of association);

(ll)	A copy, certified a true copy by a duly authorised officer of the Guarantor, of the Charter of the Finance and Loan Committee of the Guarantor; and

(mm)	A certificate of a duly authorised officer of the Guarantor confirming the authorisation by the Finance and Loan Committee of the Guarantor of the execution, delivery and performance of this Agreement and setting out the names and specimen signatures of the person or persons authorised to sign, on behalf of the Guarantor, this Agreement.

SCHEDULE 4

Utilisation Request

From: MBNA International Bank Limited
To: Lloyds TSB Bank plc
Dated:

Dear Sirs,

7.	We refer to the agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated [ ] and made between, inter alia, MBNA International Bank Limited as borrower, Lloyds TSB Bank plc as agent and the financial institutions named therein as banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

8.	We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish [an Advance/a Utilisation by way of Bills]* to be made to us as follows:

(iv)	Currency:

(v)	Utilisation Date:

(vi)	[Term/Tenor]*:

(vii)	[Amount/Face Amount]*:

[9.	If it is not possible, pursuant to Clause 6.2 of the Facility Agreement, for the Advance to be made in the currency specified, we would wish the Advance to be denominated in [specify Committed Currency].]

[3./4.] We confirm that, at the date hereof, the representations set out in Clauses 17.1 and 17.2 of the Facility Agreement are true and no Default has occurred.

[4./5.] [The proceeds of this drawdown should be credited to [insert account details].]*

Yours faithfully

.............................
for and on behalf of
MBNA International Bank Limited

* Delete as appropriate

SCHEDULE 5

THE BILLS

1.	Bank’s Election to Discount Bills
If it is proposed that a Utilisation is by way of Bills and a Bank is to accept Bills, the Bank shall notify the Agent by no later than 3.00 p.m. on the business day prior to the Utilisation Date whether or not it wishes to discount the Bills itself.

2.	Delivery of Bills
If a Bank is to participate in a Utilisation by way of Bills the Agent shall, by no later than 11.30 a.m. on the Utilisation Date, deliver to that Bank Bills having a face amount equal to that Bank’s share of the Utilisation.

3.	Acceptance of Bills
Upon receiving any Bills, each Bank shall endorse and accept those Bills and, unless it has previously given the Agent notice under paragraph 1 above that it intends to discount those Bills itself, either lodge the Bills at the Agent’s account with the Central Money Markets Office at the Bank of England or deliver such Bills in accordance with any other instructions given in good time by the Agent.

4.	Discounting or Purchase of Bills by the Agent Subject to any election by a Bank pursuant to paragraph 1 above, the Agent may either:

(mm)	offer any or all of the Bills accepted in relation to a Utilisation for discount in the London Discount Market (whereupon such Bills shall be deemed to have been discounted at the Eligible Bill Rate); or

(oo)	purchase any or all of the Bills as principal for an amount equal to the amount which it would have received if it had discounted the Bills at the Eligible Bill Rate.

5.	Agent unable to Discount Bills
If the Agent elects to discount the Bills itself, but is unable to do so for any reason or if it is unable to arrange for the Bills to be discounted in the London Discount Market at the Eligible Bill Rate, the Agent shall promptly notify the Bank that accepted the Bills and by no later than 2:30 p.m. on the Utilisation Date deliver the Bills to the Bank (or to its agent or for its account).

6.	Discounting of Bills by a Bank
Any Bills which a Bank elects to discount itself pursuant to paragraph 1 above or which have been delivered to a Bank pursuant to paragraph 5 above shall be deemed to have been discounted by that Bank at the Eligible Bill Rate (whether or not the Bank has done so) and that Bank shall pay to the Agent on the relevant Utilisation Date an amount equal to the face amount of each such Bill less the aggregate of:

(pp)	an amount equal to a discount of such Bill at the Eligible Bill Rate; and

(qq)	an amount equal to the applicable Acceptance Commission.

SCHEDULE 6

MANDATORY COST

7.	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

8.	On the first day of each Term (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate"), in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as the average of the Reference Banks’ Additional Cost Rates and will be expressed as a percentage rate per annum.

9.	The Additional Cost Rate for any Reference Bank will be calculated by that Reference Bank as if it was a bank lending from a Facility Office in the United Kingdom as follows:

(a)	in relation to a Sterling Advance:

AB + C(B-D) + E x 0.01	per cent. per annum

100 - (A+C)

(b)	in relation to an Advance in any currency other than Sterling:

E x 0.01	per cent. per annum.

300

        Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Reference Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost) payable for the relevant Term on the Advance.

C	is the percentage (if any) of Eligible Liabilities which that Reference Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Reference Bank.

10.	For the purposes of this Schedule:

(a)	"Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	"Fees Regulations” means the Banking Supervision (Fees) Regulations 1999 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision;

(c)	"Fee Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations; and

(d)	"Reference Banks” has the meaning given to it in paragraph (a) of the definition of “Reference Banks” in this Agreement.

11.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 7

FORM OF POWER OF ATTORNEY FOR BILLS

To: Lloyds TSB Bank plc

[Date]

Dear Sirs
Power of Attorney

14.	We refer to the facility agreement (the “Agreement”) dated 5 June 2000 whereby a £325,000,000 multicurrency revolving credit and Sterling acceptance facility was made available to MBNA International Bank Limited by a group of banks on whose behalf you act as agent. Terms defined in the Agreement shall have the same meaning herein.

15.	The Agreement envisages that the Borrower shall ensure upon delivery of any Utilisation Request for Bills that the Agent has a sufficient stock of blank signed Bills to enable it to proceed with such Utilisation.

16.	Notwithstanding the foregoing, we hereby appoint you our true and lawful attorney for and in our name and on our behalf to do or execute all or any of the acts and things set out below upon receipt of such a Utilisation Request from us:

(c)	to draw a Bill or Bills on our behalf; and

(d)	to sign each requested Bill as drawer on our behalf and, if appropriate, to endorse on our behalf an appropriate number of Bills for appropriate amounts (in accordance with the terms of the Agreement) drawn upon you, such endorsement to be at your sole discretion, a blank endorsement or a special endorsement (as such expressions are defined in the Bills of Exchange Act 1882) to the order of the party with whom you have arranged discounting of such Bill or Bills,

PROVIDED ALWAYS that the aforesaid signature and endorsement shall be executed in your name as our agent by the signature of two of your authorised signatories.

17.	We hereby ratify and confirm and agree to ratify and confirm everything you shall do or purport to do by virtue of this Power of Attorney including anything done between the time of revocation of this Power of Attorney and the time of that revocation becoming known to you. We hereby agree to notify you promptly of any such revocation.

18.	We hereby authorise and empower you to acknowledge in our name and as our act and deed this Power of Attorney and to do any and every other act and thing whatsoever which may be requisite or proper for authenticating and giving full effect to this Power of Attorney according to the laws of England.

19.	This Power of Attorney shall be governed by and construed in accordance with English law.

Signed as a deed by	)

MBNA International Bank Limited	)

acting by its Director	)

[1].........................	)	[2].........................	Director

and its Director/Secretary	)	..........................	Director/Secretary

..........................	)

1 Insert full names of signatories
 2 Signature should appear here

SIGNATURES

The Borrower

MBNA INTERNATIONAL BANK LIMITED

By:	/s/ Robin Russell Duncan Akin

Address:	Chester Business Park

Chester CH4 9FB

Telex:	617500 MBNA G

Telefax:	+44 1244 672044

Attention:	Company Secretary

The Guarantor

MBNA AMERICA BANK, N.A.

By: /s/ Thomas	D. Wren

Address:	1100 North King Street

Wilmington

Delaware 19884 – 2721

Telefax:	+1 302 456 8545

Attention:	Treasurer

The Lead Arranger

BANK ONE, NA

By: /s/ John E. Barling

The Co-Arrangers

BANK OF AMERICA N.A.

By: /s/ Bill Holmes

LLOYDS TSB BANK PLC

By: /s/ W.S. Thomas

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Marlene Mandal
       By Power of Attorney

WESTDEUTSCHE LANDESBANK GIROZENTRALE

By: /s/ Ian Goldsworthy

The Agent

LLOYDS TSB BANK PLC

By: /s/ W.S. Thomas

Address:	Lloyds TSB Bank plc Loans Administration Department Bank House Wine Street Bristol BS1 2AN

Telephone: Telefax: Attention:	0117 923 3367 0117 923 3366 Loans Administration

The Banks

BANK ONE, NA
By: /s/ John E. Barling

BANK OF AMERICA N.A.
By: /s/ Bill Holmes

THE ROYAL BANK OF SCOTLAND plc
By: /s/ Marlene Mandal
          By Power of Attorney

LLOYDS TSB BANK plc
By: /s/ W. S. Thomas

WESTDEUTSCHE LANDESBANK GIROZENTRALE
By: /s/ Ian Goldsworthy

ABN AMRO BANK N.V. LONDON BRANCH
By: /s/ Patrick Ng

LANDESBANK HESSEN – THÜRINGEN GIROZENTRALE
By: /s/ Perham Harding    Andrew Wood

BANKGESELLSCHAFT BERLIN AG
By: /s/ Richard James    Christoph Weaver

KBC BANK N.V., LONDON BRANCH
By: /s/ Marlene Mandal
           By Power of Attorney

BANCA COMMERCIALE ITALIANA SpA, LONDON BRANCH
By: /s/ James Brotherston

COMMERZBANK AG, LONDON BRANCH
By: /s/ Marlene Mandal
           By Power of Attorney